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                                  EXHIBIT 23.2


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the captions "Summary Consolidated Financial Information", "Selected Consolidated Financial and Operating Data", "Issuance of Class A Stock to the Eligible Subscribers" and "Experts" and to the use of our reports on the consolidated financial statements of Blue Cross and Blue Shield of Georgia, Inc. dated February 7, 1996 and the balance sheet of Cerulean Companies, Inc. dated May 6, 1996, in the Registration Statement on Form S-1 and related Prospectus of Cerulean Companies, Inc. for the registration of 800,000 shares of its Class A Convertible Common Stock.




                                                               ERNST & YOUNG LLP
Atlanta, Georgia
May 13, 1996